UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2019

CRUZANI, INC.

(Exact name of Registrant as specified in its charter)

NEVADA	#000-54624	IRS #26-4144571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant's telephone number, including area code: (404-419-2253)

3500 Lenox Rd #1500

Atlanta, GA 30309

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Consulting Agreement

Cruzani, Inc., (OTCPK: CZNI) (“Company”) announced that on July 8th, 2019 (the 'Effective Date'), it entered into a Consulting Agreement (the 'Consulting Agreement') with Everett Dickson (“Dickson”) wherein Dickson agreed to provide certain business and financial consulting services to the Company for an initial period of five (5) months. In consideration for such services, the Company agrees to pay Dickson a percentage of the value of certain Company assets recovered by Dickson currently under bankruptcy administration.

Item 5.01 Change of Control of Registrant.

Effective on July 8th, 2019, Dickson entered into a Securities Purchase Agreement (“Purchase Agreement”) with Conrad Huss to sell 5,000,000 shares of Series C Preferred and 5,000 shares of Series B preferred Stock held by Dickson. As a result, Mr. Huss acquired the right to vote 99.06 % of the voting control of the Company. The Series B Preferred Stock is also convertible into common stock which, in the aggregate, would represent up to .01% of the outstanding common stock after the conversion. The Series B Preferred Stock is also convertible into common stock which, in the aggregate, would represent up to 99.05% of the outstanding common stock after the conversion

As reported in Item 5.02 below, Dickson resigned as director of the Company effective as of July 8th, 2019, and Conrad Huss was elected to fill one of the Board vacancies.

As a result of the changes in the directors of the Company noted above and the changes in the officers of the Company reported in Item 5.02 below, Mr. Huss now acts as the interim executive officer and director of the Company, and is the owner of voting control of 99.6% of the votes eligible to be cast on issues presented to the shareholders of the Company as the holder of the Series B and C Preferred Stocks,

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8th, 2019, to fill one of the Board vacancies, Conrad Huss was elected as a director of the Company.

Effective as of the closing of the Purchase Agreement, on the Effective Date, Everett Dickson, who had been the only officer of the Company, resigned as an officer of the Company, and Conrad Huss was appointed the Interim President and Chief Executive Officer of the Company. Mr. Huss is the sole beneficial owner of 5,000,000 and 5,000 shares of Series B and C Preferred Stocks, respectively. Mr. Dickson also resigned as a director of the Company, effective on July 8th, 2019. Mr. Dickson's resignation was not the result of any disagreement with the management of the Company.

The information in Items 1.01, 5,01 and 5.02 of this Current Report are incorporated herein by reference.

About Cruzani, Inc. Cruzani, Inc. (CZNI) is a franchise development company that develops and acquires franchise concepts and other related businesses throughout the United States as well as International markets. Our Management team selects concepts with huge growth potential. We bring fresh innovative brands to our consumers that have great potential. All of our brands are unique in nature as we focus on niche markets that are still in need of developing. Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

CRUZANI, INC.
Dated: July 15, 2019

By:	/s/ Everett Dickson
Name:	Everett Dickson
Title:	Chief Executive Officer